Prospectus Supplement No. 1, dated April 4, 2002, to Prospectus, dated December 3, 2001.	Rule 424(b)(3) File No. 333-47032

ALLIANCE PHARMACEUTICAL CORP.

Shares of Common Stock

          This prospectus supplement relates to the public offering of shares of our common stock by a selling shareholder named in the Selling Shareholders Table in the prospectus referred to above. Maatschap Petrus, one of the selling shareholders listed in the Selling Shareholders Table, has transferred 2,218,935 shares of our common stock.

          The Selling Shareholders Table in the prospectus is hereby amended to reflect this transfer of common stock, and the corresponding change in the beneficial ownership of our shares. The transfer is reflected in the following table:

                       Number of Shares of       Number of shares of         Number of Shares of
                          Common Stock           Common Stock to be        Common Stock Beneficially
  Selling              Beneficially Owned          Offered by this             Owned After the
Shareholders            Before Offering            Prospectus)                    Offering
-------------          Number     Percentage     ------------------        Number       Percentage (1)
                       ------     ----------                              -----------   --------------

Brown Brothers             0         0              2,218,935              2,218,935       12.8%
Harriman & Co.

(1)      Based on 17,307,673 shares of our common stock outstanding as of March 1, 2002, which number assumes the sale of all the shares of common stock registered under this prospectus to persons who are not affiliates of the selling shareholders.